Exhibit 1.1

LE BON TABLE BRAND FOODS CORPORATION

CORPORATE RESOLUTION

BE IT RESOLVED, that in response to the emergency shareholder meeting held on July 9, 2009 in accordance with California Corporate Code 600 paragraph (d.) and in the best interest of this corporation, the Board of Directors unanimously appoint the following individuals to the executive posts herein.

JAMES BARRUS      PRESIDENT

JOHN BROOKS        V. PRESIDENT

LEONARD HAYS     SECRETARY TREASURER

The undersigned hereby certifies that he is the Secretary of Le Bon Table Brand Foods Corp., a corporation organized and existing under the laws of the State of California; that the foregoing is a true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of said corporation held on the 24th day of August, 2009, at which time a quorum was present and acting; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect.

Dated this 24th day of August, 2009.

Leonard Hays (e-sig.)
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Secretary